SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                 EEX Corporation
                                (Name of Issuer)

                                  Common Stock
                            Par Value $0.01 per Share

                         (Title of Class of Securities)

                                    26842V207
                                 (CUSIP Number)

                               September 26, 2001
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      Rule  13d-1(b)
X     Rule  13d-1(c)
      Rule  13d-1(d)

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                        1
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                                       13G

CUSIP  NO.  26842V207                                          PAGE 2 OF 7 PAGES
--------------------------------------------------------------------------------

      | NAME OF REPORTING PERSON/
      | I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
1     | Richard C. McKenzie, Jr.

      |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      |(a)
2     |(b)


      |SEC USE ONLY
      |
3     |

      |CITIZENSHIP OR PLACE OF ORGANIZATION
4     |Connecticut, USA

Number of             |         |
Shares Beneficially   |         | SOLE VOTING POWER
Owned by Each         |         |
Reporting Person      |    5    |  0

                      |         | SHARED VOTING POWER
                      |    6    | 2,147,200

                      |         | SOLE DISPOSITIVE POWER
                      |    7    | 0

                      |         | SHARED DISPOSITIVE POWER
                      |    8    | 2,147,200

       | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


 9     | 2,147,200

       | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 10    | N/A

       | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
 11    | 5.05%

       | TYPE OF REPORTING PERSON
 12    | IN

                                        2
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                                       13G

CUSIP  No.26842V207                                            PAGE 3 OF 7 PAGES
--------------------------------------------------------------------------------

      | NAME OF REPORTING PERSON/
      | I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
1     | Richard C. McKenzie, Jr.


      | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      | (a)
 2    | (b)

      | SEC USE ONLY
 3    |

      |CITIZENSHIP OR PLACE OF ORGANIZATION
      |
 4    | Connecticut, USA

Number of             |         |
Shares Beneficially   |         | SOLE VOTING POWER
Owned by Each         |         |
Reporting Person      |    5    |  0

                      |         | SHARED VOTING POWER
                      |    6    | 2,147,200

                      |         | SOLE DISPOSITIVE POWER
                      |    7    | 0

                      |         | SHARED DISPOSITIVE POWER
                      |    8    | 2,147,200

       |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9     | 2,147,200

       | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 10    | N/A

       | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
 11    | 5.05%

       | TYPE OF REPORTING PERSON
 12    | IN

                                        3
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                                       13G

CUSIP  NO.  26842V207                                          PAGE 4 OF 7 PAGES
--------------------------------------------------------------------------------

ITEM  1(A).     NAME  OF  ISSUER

                EEX  Corporation


ITEM  1(B).     ADDRESS  OF  ISSUERS  PRINCIPAL  EXECUTIVE  OFFICES

                EEX  Corporation
                2500  CityWest  Boulevard
                Suite  1400
                Houston,  Texas  77042
                USA


ITEM  2(A).     NAME  OF  PERSON  FILING
ITEM  2(B).     ADDRESS  OF  PRINCIPAL  BUSINESS  OFFICE
ITEM  2(C).     CITIZENSHIP

                Richard  C.  McKenzie,  Jr.
                118  John  Street
                Greenwich,  CT  06831
                (203)  861-6960
                U.S.  Citizen

                                        4
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                                       13G

CUSIP  NO.  26842V207                                          PAGE 5 OF 7 PAGES
--------------------------------------------------------------------------------

ITEM  2(D).     TITLE  OF  CLASS  OF  SECURITIES

                Common  Stock  Par  Value  $0.01  per  share.


ITEM  2(E).     CUSIP  NUMBER

                26842V207


ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C),  CHECK  WHETHER  THE  PERSON  FILING  IS  A:    N/A

             IF  THIS  STATEMENT  IS FILED PURSUANT TO RULE 13D-1(C), CHECK THIS
             BOX:  X

ITEM  4.     OWNERSHIP.

           (a)     Amount  beneficially  owned:
             See  responses  to  Item  9  of  the  cover  pages

           (b)     Percent  of  Class:
             See  responses  to  Item  11  of  the  cover  pages

           (c)     Number  of  shares  as  to  which  such  persons  have:

           (i)    Sole  power  to  vote  or  to  direct  the  vote:
                  0

          (ii)    Shared  power  to  vote  or  to  direct  the  vote:
                  See  responses  to  Item  6  of  the  cover  pages.

         (iii)    Sole  power  to  dispose  or  to direct  the  disposition  of:
                  0

          (iv)    Shared  power  to  dispose  or  to direct the disposition  of:
                  See  responses  to  Item  8  of  the  cover  pages.


ITEM  5.     OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.
             N/A

                                        5
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                                       13G

CUSIP  NO.  26842V207                                          PAGE 6 OF 7 PAGES
--------------------------------------------------------------------------------

ITEM  6.     OWNERSHIP  OF  MORE  THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
             N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. N/A

ITEM  8.     IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP.
             N/A

ITEM  9.     NOTICE  OF  DISSOLUTION  OF  GROUP.
             N/A

ITEM  10.     CERTIFICATIONS.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              /s/  Richard  C.  McKenzie,  Jr.
Dated:  October  8,  2001          Richard  C.  McKenzie,  Jr.


Exhibit  A

                             JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is used in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of EEX Corporation, and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 8th day of October, 2001.

                              /s/  Richard  C.  McKenzie,  Jr
Dated:  October  8,  2001          Richard  C.  McKenzie,  Jr.

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